UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (§) 240.14a-12

(Name of Registrant As Specified In Its Charter)
KORN/FERRY INTERNATIONAL

(Name of Person(s) Filing Proxy Statement)
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EXPLANATORY NOTE:
This Amendment No. 1 (“Amendment No. 1”) to the Definitive Proxy Statement filed with the Securities and Exchange Commission on August 29, 2008 (“Original Filing”) is being filed to delete the following phrase: “subject to discretion for special circumstances (such as an acquisition, reorganization or group hires) that might lead the Company to determine that additional awards are in the best interests of the stockholders,” from the first full paragraph on page 6 included in Proposal No. 3 — Approval of the Korn/Ferry International 2008 Stock Incentive Plan of the Original Filing. The first full paragraph on page 6 of the Original Filing, as so modified, follows this Explanatory Note. Other than this modification, this Amendment No. 1 does not modify or update any other disclosure included in, or the appendix to, the Original Filing.

Proposal No. 3 — Approval of the Korn/Ferry International 2008 Stock Incentive Plan
     In order to address potential stockholder concerns regarding the number of options, stock appreciation rights or other awards that the Company intends to grant in a given year, the Board commits to the Company’s stockholders, that for fiscal years 2009, 2010 and 2011, the Company’s average annual burn rate for the aforementioned three fiscal years will not exceed 4.0%. For this purpose, the “burn rate” for any fiscal year means the total number of shares of Company common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company under the 2008 Plan in that year, divided by the Company’s total number of shares of common stock issued and outstanding as of the end of that particular fiscal year. For purposes of calculating the number of shares granted in a fiscal year, stock awards will count as equivalent to 2.0 option shares.

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